Exhibit 99.3

Mr. Haynor’s Performance Share Unit Agreement

Purple Innovation, Inc.

INDUCEMENT GRANT

Performance Share Unit Agreement

Purple Innovation, Inc., a Delaware corporation (the “Company”), hereby grants to Participant identified below, as of the below Date of Grant, the right to receive shares of Class A common stock, par value $0.0001 per share, in an amount initially equal to the Target Number of Shares specified below on the terms and conditions contained in this Performance Share Unit Agreement (including the Schedule attached hereto, the “Agreement”). This grant of

Performance Share Units is made outside of the Purple Innovation, Inc. 2017 Equity Incentive Plan (the “Plan”) as an inducement grant in accordance with the Nasdaq inducement grant exception found in Nasdaq Listing Rule 5635(c)(4). Any capitalized term used but not defined in this Agreement shall have the meaning given to the term in the Plan or the Company’s 2019 Long-Term Equity Incentive Plan (the “LTIP”) as they currently exist or may hereafter be amended.

1.	Name of Participant: Eric Haynor

2.	Target Number of Shares: 70,043 shares (the “Target Shares”) of Class A Common Stock of Purple Innovation, Inc. The number of Target Shares that may actually be earned and become eligible to vest pursuant to this Agreement can be between 0% and 100% of this Target Number of Shares but may not exceed 100% of the Target Shares.

3.	Date of Grant: June 6, 2022

4.	Performance Period: Except as provided in Section 9(b) of this Agreement, the performance period for purposes of determining whether and to what extent Target Shares will be issued under a Performance Award (as defined below) shall be the period commencing on the Date of Grant and ending on June 6, 2025 (the “Performance Period”).

5.	Performance Goals: The performance goals for purposes of determining whether and to what extent Target Shares will be issued under this Agreement are set forth in the attached Performance Goals Schedule.

6.	Vesting: Vesting of the Target Shares is contingent upon the achievement of the performance goals, as set forth in the attached Performance Goals Schedule and as determined and certified by the Human Capital & Compensation Committee of the Board of Directors (the “Committee”) in accordance with the terms described in Section 9 of the Plan after the end of the Performance Period. The number of Target Shares that vest, if any, may be adjusted by the Committee to the extent permitted by this Agreement and the Plan. The final vested award certified by the Committee is referred to as the “Performance Award.” Subject to Sections 8 and 9 of this Agreement, the distribution of any Target Shares in a number determined by the Performance Award (the “Distributed Shares”) will be deferred until after the conclusion of the Performance Period in accordance with Section 7 of this Agreement.

7.	Distribution: Any Distributed Shares to be distributed under this Agreement shall be distributed as soon as administratively practicable after certification of a Performance Award by the Committee, but no later than two and one-half months following the end of the Performance Period for which such certification occurred. The Committee may, in its sole discretion, elect to pay Participant the value of all or any portion of the Performance Award in cash, based upon the closing price of a share on the business day immediately prior to the date of distribution of the Distributed Shares.

8.	Termination of Employment: (a) Except as described in this Section and Section 9 of this Agreement, in the event Participant’s employment is terminated prior to the payment of the Performance Award, either with Distributed Shares or cash, this Agreement and Participant’s rights to receive any portion of the Performance Award shall be immediately and irrevocably forfeited, unless Participant’s termination occurs on or after June 6, 2023 by reason of involuntary termination by the Company without Cause on or within twelve months after a Change in Control.

(b) In the event Participant’s employment is terminated on or after March 15, 2023 and prior to the end of the Performance Period by reason of involuntary termination by the Company without Cause on or within twelve months after a Change in Control then,

Subject to Section 9, Participant shall be entitled to receive a pro-rata distribution (calculated based on the days elapsed in the Performance Period prior to the employment termination date divided by the total days in the Performance Period) of the Performance Award determined by the Committee, in its sole discretion, after completion of the Performance Period to be paid based on the attached Performance Goals Schedule with the pro-rata payment being calculated based on the performance goals attained as of the date of the termination or the end of the Performance Period, whichever produces a lower amount. In the event Participant’s employment is terminated by reason of an involuntary termination by the Company without cause on or within twelve months after completion of the Performance Period but prior to certification and distribution of the Performance Award then, subject to Section 9, Participant shall be entitled to receive the Performance Award determined by the Committee after completion of the Performance Period to be distributed, in its sole discretion, based on the attached Performance Goals Schedule.

Such distributions will be made at the same time that distributions are made to active employees.

9.	Change in Control: In the event of a Change in Control, the Committee may make any adjustments to the Target Shares, Performance Period, performance goals or any other terms and conditions of this Agreement in accordance with the terms of Section 12 of the Plan.

10.	Income Taxes: Participant is solely liable and responsible for any federal and state income or other taxes applicable upon the distribution to Participant of any Distributed Shares or other payments under this Agreement, the Company has no duty or obligation to minimize the tax consequences of this grant or distribution to Participant and will not be liable to Participant for any adverse tax consequences to the Participant in connection with this Agreement, and Participant acknowledge that he or she should consult with Participant’s own tax advisor regarding the applicable tax consequences. Upon the distribution of Distributed Shares, Participant shall promptly pay to the Company in cash, or in previously acquired shares of the Company common stock having a fair market value equal to the amount of all applicable taxes required by the Company to be withheld or collected upon the distribution of the Distributed Shares. In the alternative, prior to the end of the Performance Period, Participant may direct the Company to withhold from the Distributed Shares otherwise to be distributed the number of shares having a fair market value equal to the amount of all applicable taxes required by the Company to be withheld upon the distribution of the Distributed Shares. Participant acknowledges that no shares will be distributed to Participant or Participant’s estate, notwithstanding any Performance Award, unless and until Participant has satisfied any obligation for withholding taxes as provided in this Agreement.

11.	Policies & Guidelines: This Agreement, the Target Shares, the Distributed Shares, and any equivalent replacement securities shall be subject to the Company’s clawback policy and equity ownership guidelines approved by the Board of Directors as they may be amended from time to time.

12.	Restrictions. Participant’s rights in any Target Shares, Distributed Shares, or any equivalent replacement securities covered by this Agreement shall be subject to the following restrictions during and after the Performance Period: (a) Until any Distributed Shares are distributed to Participant under Section 7, neither Participant nor anyone claiming through Participant shall have any rights as a shareholder under this Agreement, including the right to vote or to receive dividends, stock dividends or other non-cash distributions; and (b) Participant may not transfer, sell, assign, or pledge the right to receive the Target Shares or Distributed Shares, other than by will or the laws of descent and distribution, or as otherwise permitted by the Committee in the same manner as set forth in Section 15(a) of the Plan, and any such attempted transfer shall be void.

The Participant hereby acknowledges receipt of a copy of the Plan and LTIP as presently in effect. The text and all of the terms and provisions of the Plan are incorporated herein by reference, and this grant is subject to these terms and provisions in all respects. For the avoidance of doubt, although subject generally to the same terms and conditions of the Plan by reference to the Plan, this grant is being made as an inducement grant under Nasdaq Listing Rule 5635(c)(4) and is not being made under the Plan. This grant also is subject to Participant’s compliance with all other agreements between Participant and the Company, including but not limited to those agreements entered into at the beginning of Participant’s employment.

PURPLE INNOVATION, INC.

By:	/s/ Casey McGarvey	June 6, 2022
	Casey McGarvey	Dated
Corporate Secretary

Agreed to and Accepted by:

By:	/s/ Eric Haynor	June 6, 2022
	Eric Haynor	Dated

Performance Goals Schedule

SUBJECT TO THE TERMS OF THIS AGREEMENT, VESTING OF THE TARGET AWARD IS CONTINGENT UPON ACHIEVEMENT OF THE 60-CONSECUTIVE TRADING-DAY VOLUME WEIGHTED AVERAGE PRICE (“VWAP”) OF THE CLASS A COMMON STOCK OF PURPLE INNOVATION, INC. TARGETS IDENTIFIED IN THE CHART BELOW AND AS DETERMINED AND CERTIFIED BY THE COMMITTEE IN ACCORDANCE WITH THE PLAN AFTER THE END OF THE PERFORMANCE PERIOD. THE DISTRIBUTION OF DISTRIBUTED SHARES WILL BE DEFERRED UNTIL AFTER THE CONCLUSION OF THE PERFORMANCE PERIOD, PROVIDED THAT THE PARTICIPANT CONTINUES TO BE EMPLOYED BY THE COMPANY AT THE TIME OF SUCH DISTRIBUTION, EXCEPT AS PROVIDED IN THE AGREEMENT. FOR PURPOSES HEREOF, “60-CONSECUTIVE TRADING-DAY” VWAP WILL BE DETERMINED AS OF THE LAST DAY OF THE PERFORMANCE PERIOD. VESTING FOR ACHIEVEMENT BETWEEN TARGETS WILL BE SUBJECT TO STRAIGHT-LINE INTERPOLATION. THESE TARGETS WILL BE SUBJECT TO ADJUSTMENT BY THE COMMITTEE IN ACCORDANCE WITH SECTION 12 OF THE PLAN.

Target 60-Consecutive Trading-	% of Performance Share Units Earned Day VWAP

$____	0%
$____	25%
$____	50%
$____	75%
$____	100%

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